                                                                     EXHIBIT 8.4

THE STATE OF TEXAS                                   )
COUNTY OF HARRIS                                     )

                                                     PROMISSORY NOTE

DATE:                                                November 11, 1998

MAKER:                                               MEGAWORLD, INC., a Delaware corporation

MAKER'S ADDRESS:                                     430 Park Avenue
                                                     New York, New York 10022
                                                     In New York County, New York

PAYEE:                                               TEXAS TBS, INC., a Texas corporation

PLACE OF PAYMENT:                                    6250 North Houston Rosslyn Road
                                                     Houston, Texas 77091-3410
                                                     In Harris County, Texas

PRINCIPAL AMOUNT:                                    $8,000,000.00

ANNUAL INTEREST RATE ON UNPAID
PRINCIPAL FROM DATE:                                 London Inter-Bank Offered Rate ("LIBOR" herein) plus two per cent (2%)

ANNUAL INTEREST RATE ON
MATURED, UNPAID AMOUNTS:                             18%

TERMS OF PAYMENT:                                    Principal and interest are payable in ten (10) consecutive semi-annual installments, as follows:

                                                     Year 1:     Semi-annual payments of accrued interest only shall be
                                                                 due on or before May 13, 1999, and November 13, 1999,
                                                                 respectively;

                                                     Year 2:     Semi-annual payments of $200,000 each, plus accrued
                                                                 interest to the due date, shall be due on or before May 13,
                                                                 2000, and November 13, 2000, respectively;

                                                     Year 3:     Semi-annual payments of $200,000 each, plus accrued
                                                                 interest to the due date, shall be due on or before May 13,
                                                                 2001, and November 13, 2001, respectively;

                                                     Year 4:     Semi-annual payments of $200,000 each, plus accrued
                                                                 interest to the due date, shall be due on or before May 13,
                                                                 2002, and November 13, 2002, respectively; and

                                                     Year 5:     A payment of $200,000 each, plus accrued interest to the
                                                                 due date, shall be due on or before May 13, 2003, and the
                                                                 remaining balance owing, including without limitation all
                                                                 unpaid principal and interest shall be due November 13,
                                                                 2003.

SECURITY FOR PAYMENT:                                This Note is secured, among other methods, by (i) that certain Security
                                                     Agreement and Financing Statement of even date herewith from Maker, as Debtor therein, to CDMP and the therein described Other
                                                     Shareholders, as Secured Party therein, covering the property therein described, including without limitation all personal property of Debtor, tangible and intangible, whether now owned or hereafter acquired, and wheresoever located, including all general intangibles of Debtor, and particularly including all of Maker's shares of stock in Texas TBS, Inc.,
                                                     (ii) that certain Pledge Agreement of even date herewith from Maker, as
                                                     Pledgor, pledging Maker's shares of stock in Texas TBS, Inc., and (iii)
                                                     that certain Continuing and Unconditional Guaranty Agreement of even date herewith by and between Texas TBS, Inc., as Guarantor, and
                                                     Payee, as Obligee, guaranteeing performance of Maker, among other things.

         FOR VALUE RECEIVED, the undersigned, MEGAWORLD, INC. ("Maker" herein), a Delaware corporation, promises to pay, without grace, to the order of TEXAS TBS, INC. ("Payee" herein which term shall include in every instance of use herein any owner or holder of this Note, or any interest herein), a Texas corporation, the sum of EIGHT MILLION and NO/100 DOLLARS ($8,000,000.00), together with interest on the principal hereof from time to time outstanding from the date of this note until maturity, at the per annum rate above stated, said principal and interest being payable in lawful money of the United States of America at the place of payment specified above or such other place of payment as Payee may designate in writing hereafter.

         All past due principal and interest of this Note, whether due as the result of acceleration of maturity or otherwise, shall bear interest at the rate specified above as the rate on matured, unpaid amounts.

         This Note is given for the purpose of funding the merger of Payee with TOTAL BUILDING SYSTEMS, INC. ("TBS" herein), a Texas corporation, under that certain Acquisition / Merger Agreement dated November ____, 1998, by and between Maker, TBS, and Charles D. McPhail ("CDMP" herein); and Maker acknowledges and directs that this Note be endorsed over by Payee to the shareholders of TBS, being CDMP and the said Other Shareholders, to be held by CDMP and said Other Shareholders, their successors, and assigns as successor Payees hereunder, in accordance with said Acquisition / Merger

Page 1                                                  Maker's Initials:/s/ICR
Promissory Note by
MegaWorld, Inc., as Maker                               Payee's Initials:/s/CDM

Agreement. Reference is hereby expressly made to said Acquisition / Merger Agreement, said Security Agreement, all of the documents listed in Exhibit A to the said Acquisition / Merger Agreement, and any other related documents (together with Note, the "Obligation Documents" herein), which Obligation Documents are more particularly described in the Security Agreement; and the rights, privileges, terms, and conditions of the Obligation Documents are incorporated herein by reference regarding the security, rights in collateral, and other matters provided for therein.

         In accordance with Section 2.1.3 of the Acquisition / Merger Agreement, as and when each installment becomes due hereunder, if MegaWorld is not then in default of any of its obligations hereunder, under the Acquisition / Merger Agreement, or under any of the other Obligation Documents, including any funding agreement under which CDMP has advanced funds to Maker, the installment then due hereunder, at the option of Maker, may be paid in common stock of Maker, at one share of common stock for each dollar of principal and interest due in such installment and not paid in cash; provided, however, that in the event that, within ninety (90) days before any installment becomes due hereunder, cash payments are made in the course of other acquisitions, whether ongoing, existing, or future transactions or arrangements, including without limitation acquisition of ITS Telephony or any affiliate thereof or performance under that certain Agreement dated April 21, 1998, by and between Maker and Michael Giamalvo ("Giamalvo Agreement" herein), then the payment of principal and interest hereunder for that quarterly installment must be made in cash; and similarly, in the event that any quarterly installment of principal and interest due hereunder is paid, in whole or any part, in the stock of Maker, then no cash payments may be made in the course of such other acquisitions until the end of ninety (90) days after issuance of all stock comprising any part of that installment hereunder; and further providing that in the event that the price at which the stock of Maker is traded should during any calendar quarter during the term of this Note fall below two dollars ($2.00), then for each installment hereunder thereafter accruing, if MegaWorld exercises its option, if any then in effect, to pay all or any part of such installment in stock instead of cash, instead of one (1) share per dollar the number of shares per dollar of principal and interest and any other charges so paid so paid shall be calculated under the formula established in Section 2.1.8 of the said Acquisition / Merger Agreement for payments in stock of Maker thereunder. For purposes of this Note and of said
Section 2.1.3 of the said Acquisition / Merger Agreement, the term "acquisition" shall refer to any merger, acquisition, share exchange, or similar agreement under which Maker acquires, directly or indirectly, any interest, whether legal or beneficial, in any other entity, including without limitation the above-referenced Giamalvo Agreement. The obligations of MegaWorld under this Note, including without limitation the requirements and limitations related with payments by MegaWorld to others in the course of such acquisitions, shall be covenants coupled with the acquisition of TBS under the Acquisition / Merger Agreement, breach of any of which shall be a default.

         Maker may prepay this Note in whole or in part at any time without being required to pay any penalty or premium for such privilege. All prepayments hereunder, whether designated as payments of principal or interest, shall be applied to the principal or interest of this Note or to expenses provided for herein, or any combination of the foregoing, as directed by Payee at its option, and if applied to principal, shall be applied to payments in the reverse order to the order in which they are due so as not to delay or excuse any payment due until the Note shall be paid in full.

         If at any time (i) Maker shall fail to pay this Note or any installment hereof, whether principal or interest, when due, or otherwise default hereunder, or (ii) Maker shall default or otherwise fail to discharge its obligations under any of the Obligation Documents, or (iii) Maker shall file a voluntary petition in bankruptcy, or be adjudicated a bankrupt or insolvent, or file any petition or answer seeking for Maker any arrangement, composition, readjustment, or similar relief under any present or future statute, law, or regulation, or file any answer admitting the material allegations of a petition filed against Maker in any such proceeding, or seek or consent to or acquiesce in the appointment of any trustee or receiver, on all or any substantial part of the assets of Maker, or (iv) Payee shall have any doubt about, or be insecure in its expectation of, the ability of Maker, any surety, or guarantor to perform any duty or obligation under any of the Obligation Documents, as provided in the Security Agreement, then Payee shall have the option, to the extent permitted by applicable law, to declare this Note due and payable, whereupon the entire unpaid principal balance of this Note and all accrued unpaid interest thereon shall thereupon at once mature and become due and payable without presentment, demand, protest, or notice.

         It is understood and acknowledged by Maker that this Note and the other Obligation Documents, including without limitation the Acquisition / Merger Agreement are of merely speculative value to Payee, that the execution of any of the Obligation Documents by CDMP and the Other Shareholders is induced and obtained by, and in reasonable reliance upon, the representations of Maker, its subsidiaries, affiliates, officers, and directors contained in the Obligation Documents and the other communications by the same with CDMP. The indebtedness created or evidenced and the obligations undertaken by Maker Payee and the rights of Payee hereunder are subject to the terms and conditions of the said Acquisition / Merger Agreement; provided, however, that in the event of conflict between this Note and the said Acquisition / Merger Agreement, the terms and conditions hereof shall prevail. This agreement is not intended to be a third-party beneficiary contract.

         Delay by Payee in invoking a remedy hereunder shall not waive the remedy or the right to invoke the same, but shall merely constitute a temporary forbearance. The failure of Payee to enforce any term or condition or to exercise any rights hereunder shall not constitute a waiver of the right in the future to enforce all of the terms and conditions hereof and to exercise any rights hereunder, whether similar or dissimilar to any rights previously waived or not previously enforced. It is understood by Maker that Payee shall have the right, but not the obligation, from time to time temporarily to forbear from invoking any remedy or remedies provided for herein, and Maker wishes to encourage such forbearance; therefore, Maker covenants that no such forbearance shall be interpreted as a waiver of any remedy, and Maker expressly agrees that after any such forbearance, for no matter how long, Payee may invoke any remedy or remedies provided for herein.

         Any notice under or by reason of this note shall be in writing and, except as herein provided, shall be effective upon delivery to the party to whom it is intended or upon either (a) the mailing thereof enclosed in a proper mailing wrapper addressed to the party for whom it is intended, via certified or registered mail, postage prepaid, to the address for that party stated above or such subsequent address for that party hereunder, or (b) the depositing thereof with, or delivery into the possession of, a commercial delivery service, so wrapped and addressed, with the charges arranged to be paid by shipper, or (c) the transmission thereof by telecopier or facsimile machine, so long as a confirmation copy is thereafter mailed to the party for whom it is intended within three (3) days of completion of the transmission. The addresses of the parties for purposes of notice shall be the addresses set out herein for the respective parties, subject to notice of change of address as herein provided, except that in the case of notice of change of Maker's address, the notice may not be effective until fifteen (15) days after the same shall have been received by Payee, at the option of Payee.

         Maker and any and all sureties, guarantors, and endorsers of this Note and all other parties now or hereafter liable hereon, severally waive demand for payment or performance, presentation for payment, presentment, grace, dishonor, protest, notice of any kind (including, but not limited to, notice of dishonor, notice of nonpayment, notice of protest, notice of intention to accelerate and notice of acceleration), and diligence in collecting and diligence in bringing suit against any party hereto, or against any one or more sureties, guarantors, or endorsers, and agree (i) to all extensions, partial payments, renewals, modifications, and rearrangements of the debt, the Obligation Documents, or any obligation thereunder, with or without notice,

Page 2                                                  Maker's Initials:/s/ICR
Promissory Note by
MegaWorld, Inc., as Maker                               Payee's Initials:/s/CDM
before or after maturity, (ii) to any substitution, exchange, or release of any security now or hereafter given for this Note, (iii) that no judgment taken against any party shall terminate any lien, security interest, or other interest of Payee in any collateral securing the payment of this Note, (iv) to the release of any party primarily or secondarily liable hereon, and (v) that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute or exhaust Payee's remedies against Maker or against any other party liable therefor or against any security for this Note.

         If there is a default hereunder or under any of the instruments securing payment hereof or under any of the Obligation Documents, and this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through the probate court or bankruptcy proceedings, Maker agrees to pay an additional amount as reasonable attorney's fees and expenses of collection.

         It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, if the transactions contemplated hereby would be usurious under applicable law, then, in that event, notwithstanding anything to the contrary in any agreement entered into in connection with or as security for the obligations created or secured hereby, it is agreed as follows:
(a) the aggregate of all consideration which constitutes interest under applicable law that is taken, reserved, contracted for, charged, or received under this Note or under any of the Obligations Documents or otherwise in connection with this Note shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by Payee (or, if this Note shall have been paid in full, refunded to the Maker); and (b) in the event that maturity of this Note is accelerated by reason of an election by Payee resulting from any default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum amount allowed by applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore prepaid, shall be credited on this Note (or if this Note shall have been paid in full, refunded to the undersigned Maker). It is further agreed that without limitation of the foregoing, all calculations of the rate of interest contracted for, charged, or received under this Note or under such other documents which are made for the purposes of determining whether such rate exceeds the Highest Lawful Rate, as herein defined, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading and averaging during the period of the full stated term of the loan evidenced by this Note, all interest at any time contracted for, charged, or received from the undersigned Maker or otherwise by Payee in connection with such loan. The term "Highest Lawful Rate" shall be the highest non-usurious contract rate of interest which Payee may charge, collect from, or contract for with the undersigned Maker under applicable law and in regard to which the undersigned Maker could not successfully assert a claim or defense of usury.

         Maker hereby acknowledges and agrees that Payee shall have the right, at any time, without the consent of or notice to Maker, to grant participations in all or part of the obligations of Maker evidenced by this Note, together with any liens or collateral securing the payment hereof.

         Any check, draft, money order, or other instrument given in payment of all or any portion hereof may be accepted by Payee and handled in collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Payee except to the extent that actual cash proceeds or shares of stock under such instrument are unconditionally received by Payee.

         The payment of this Note is secured as above provided.

         This Note is the subject of that certain Continuing and Unconditional Guaranty Agreement of even date herewith by Texas TBS, Inc., as Guarantor; and Texas TBS, Inc. joins in the execution hereof, as Guarantor.

         The laws of the State of Texas shall govern the validity, construction, enforcement, and interpretation hereof and the obligations, liabilities, rights, remedies, powers, and privileges of the parties hereto under this Note. Each party submits itself to the personal jurisdiction of the state and federal courts sitting in Houston, Harris County, Texas. Performance by Maker of all of its obligations hereunder is due in Houston, Harris, County, Texas; and venue may lie for all disputes arising hereunder in the federal and state courts sitting in Houston, Harris County, Texas.

         THIS NOTE AND ALL DOCUMENTS WHICH SECURE OR RELATE TO THIS NOTE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN, ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

         IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

                                                     MAKER:

ATTEST:                                              MEGAWORLD, INC.



By: /s/ Nathan Berkowitz                             By: /s/ Irwin C. Roll
   ------------------------                             ---------------------

      Name: Nathan Berkowitz                               Name: Irwin C. Roll
      Office:                                              Office: President

UNCONDITIONALLY GUARANTEED

TEXAS TBS, INC., GUARANTOR



By: /s/ Charles D. McPhail
    -------------------------
      Name:
      Office:



Page 3                                                  Maker's Initials:/s/ICR
Promissory Note by
MegaWorld, Inc., as Maker                               Payee's Initials:/s/CDM

                                 ACKNOWLEDGMENT

STATE OF New York                            )
COUNTY OF New York                           )

         This instrument was acknowledged before me on November 11, 1998, by Irwin C. Roll, as President of MEGAWORLD, INC.


My commission expires:                              /s/ Ann Sierra
May 8, 1999                                        ----------------------------
-----------                                        Notary Public in and for the
                                                   State of New York.

STATE OF New York                            )
COUNTY OF New York                           )

         This instrument was acknowledged before me on November 11, 1998, by Charles McPhail, as President of TBS TEXAS, INC.


My commission expires:                             /s/ Ann Sierra
May 8, 1999                                        ----------------------------
                                                   Notary Public in and for the
                                                   State of New York.

                        SPECIAL, UNQUALIFIED INDORSEMENT

         For value received, the receipt and adequacy of which are hereby acknowledged, TBS TEXAS, INC. ("Transferor" herein) does hereby unconditionally transfer, with full recourse against Transferor and without restriction, qualification, or limitation, unto the following persons ("Transferees" herein) in the following proportions:

         (a)      CDMP & Lynn R. McPhail             30%
         (b)      Lisa Marie McPhail                 10%
         (c)      Lori Lynn McPhail                  10%
         (d)      JoyVer Investments, L.L.C.         50%

the above and foregoing Promissory Note dated September 30, 1998, by MegaWorld, Inc., as Maker. Transferor hereby warrants unto Transferee, their respective heirs, successors, and assigns (i) the completeness, genuineness, and validity of all previous indorsements, (ii) title to the said Promissory Note against any person claiming or to claim title to the same or any part thereof, and (iii) freedom of the said Promissory Note from encumbrance.

ATTEST:                                              TBS TEXAS, INC.



By: /s/ Nathan Berkowitz                             By: /s/ Charles D. McPhail
    --------------------                                 ----------------------
      Name:                                                Name:
      Office:                                              Office:

[w7 tbs]mwprnot


Page 4                                                  Maker's Initials:/s/ICR
Promissory Note by
MegaWorld, Inc., as Maker                               Payee's Initials:/s/CDM